SECURITY ULTRA FUND
FILE NO. 811-1316
CIK NO. 0000088676

EXHIBIT 77D:  Policies with respect to security investments

WHEREAS,  the Board of Directors  desires to change the  investment  policies of
Security Ultra Fund in accordance with the requirements of the new rule;

NOW,  THEREFORE,  BE IT RESOLVED,  that the investment  policies of the Security
Ultra Fund are hereby changed to provide that the fund will invest, under normal circumstances,  at least 80% of its net  assets in a  diversified  portfolio  of equity securities with market capitalizations  substantially similar to those of companies in the S & P Midcap 400 Index.

FURTHER  RESOLVED,  that Security Ultra Fund hereby adopts a policy requiring it to provide at least 60 days' notice to  shareholders  prior to making any change in its  policy  of  investing  at  least  80% of its net  assets  in the type of investment suggested by its name.

FURTHER  RESOLVED,  that  the  foregoing  policy  shall  be  effective  upon the effective date of the next amendment to the registration statement of the Fund.